EXHIBIT 10.46b

December 27, 2010

Giacomo di Nepi

Kaenelrain 8

CH4106 Therwil (BL)

Switzerland

Re:	Modified Employment with InterMune, Inc.

Dear Giacomo:

As we have discussed, in connection with the acceleration of our efforts in the EU following the positive CHMP opinion on December 16, we are modifying the terms of your InterMune employment. Effective as of December 27, 2010, we will reduce your time as an employee of InterMune, Inc. to 25%. The remaining 75% of your time will be as an employee of InterMune Schweiz AG, under a separate contract to be executed between you and that entity of equal date with this letter.

The 25% of your time committed to InterMune, Inc. will consist of, among other things, (i) your attendance (in person or by audio/teleconference) at meetings of InterMune’s Executive Committee and, upon request, of InterMune’s Board of Directors and committees thereof, (ii) your time spent in the offices of InterMune, Inc. in Brisbane working on issues relating to InterMune’s global strategy, and (iii) your time spent in coordinating operations between InterMune, Inc. and InterMune Schweiz AG. You agree to maintain and to make available for review an accounting of your time spent on behalf of InterMune, Inc. in a form that is adequate for InterMune, Inc.’s recordkeeping but not unduly burdensome to you.

Except as provided in this letter and in the separate employment agreement between you and InterMune Schweiz AG, all other terms and conditions of your employment will remain as set out in the employment letter between you and InterMune dated October 29, 2009. These terms and conditions of employment include, but are not limited to:

(a)	your title;

(b)	your total base compensation of $375,000, which will be paid 25% by InterMune, Inc. at the rate of CHF 90,020 per year (CHF 7,501.67 per month) and 75% by InterMune Schweiz AG at the rate of CHF 270,606 per year (CHF 22,550.50 per month). The separation pay described in the October 29, 2010 employment letter will be based on your combined total base salary, with your InterMune tenure calculated from October 29, 2009;

(c)	your discretionary bonus, which for 2010 will be targeted at 35% of your combined total base salary; and

Giacomo di Nepi

December 27, 2010

(d)	your eligibility for, and participation in, InterMune’s employee benefits plans, including the Aetna PPO medical plan in which you currently participate on your own behalf and on that of your dependents.

In the event you become ineligible for the Aetna PPO plan, InterMune reaffirms its commitment to provide substantially similar health insurance to you and your family. For clarity, your combined total base salary from InterMune, Inc. and InterMune Schweitz AG will be considered as the basis for any employee benefit based on salary or rate of pay.

You also will continue to be eligible for annual equity grants on the same terms as conditions as other members of InterMune’s Executive Committee, and eligible for an additional grant of no fewer than 25,000 options upon EMA (formerly EMEA) issuance of a Marketing Authorization for pirfenidone.

Although the terms of you automobile allowance will not change, because the majority of your time will be as an employee of InterMune Schweiz AG and because you reside in Switzerland, your automobile allowance will be addressed solely in your employment agreement with InterMune Schweiz AG.

Giacomo, we are pleased to continue to work with you, and look forward to your continued contributions to our global success. Please indicate your acceptance of this offer by signing this letter below and returning the letter as soon as possible. A copy of this letter is enclosed for your records.

Sincerely, InterMune, Inc.

/s/ Howard Simon
Howard Simon
SVP, HR & Corporate Services
Associate General Counsel
Chief Compliance Officer

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ Giacomo di Nepi
Giacomo di Nepi
Date 28 Dec 2010